UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT: September 25, 2008

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-32253	87-0650264
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		Number)

16B/F Ruixin Bldg., No. 25 Gaoxin Road
Xi’an 710075, Shaanxi Province, China
(Address of principal executive offices)

86-29-8822 4682
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On September 25, 2008, the Company through its subsidiary, Xi’an Huifeng Bio-Technic Inc., a corporation formed under the laws of the People’s Republic of China, entered into an exclusive contractual arrangement with Xi’an Qinba Xintong Medical Ltd., an entity formed under the laws of the People’s Republic of China (“Qinba”) and the shareholders of Qinba. The contractual arrangement was memorialized by (i) Management Entrustment Agreement, (ii) Share Pledge Agreement, (iii) Shareholder’s Voting Proxy Agreement, and (iv) Exclusive Option Agreement.

Pursuant to the agreements, (i) the Company agreed to provide exclusive management consulting and other general business operation services to Qinba in return for a fee equal to 70% of Qinba’s total profit; (ii) the shareholders of Qinba pledged their equity interests in Qinba to the Company and appointed a designee of the Company the exclusive right to exercise on their behalf all of the shareholder’s voting rights in Qinba; and (iii) the shareholders of Qinba irrevocably granted the Company an exclusive option to purchase, to the extend permitted under the laws of the People’s Republic of China, all or part of the equity interest in Qinba. This arrangement gives the Company the ability to substantially influence Qinba’s daily operations and financial affairs, appoint senior executives and approve all matters requiring shareholder approval. As a result, the Company can consolidate the financial results of Qinba as a variable interest entity pursuant to Financial Interpretation No. 46R, “Consolidation of Variable Interest Entities.”

Copies of the agreements described above are filed as exhibits herewith and the above summary of the agreements is qualified in its entirety by reference to such agreements, which are incorporated herein.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Management Entrustment Agreement
10.2	Share Pledge Agreement
10.3	Shareholder’s Voting Proxy Agreement
10.4	Exclusive Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huifeng Bio-Pharmaceutical Technology, Inc.

	By:	/s/ Jing’an Wang
Jing’an Wang
Date: September 27, 2008		Chief Executive Officer